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                                                                Exhibit 99.1

                                                       FOR IMMEDIATE RELEASE

                                   CONTACT:

                CENTERPOINT PROPERTIES TRUST ADOPTS A PREFERRED
                      SHARE PURCHASE RIGHTS AGREEMENT


          July 31, 1998: CenterPoint Properties Trust announced today that its Board of Trustees has adopted a Preferred Share Purchase Rights Agreement. Under the Agreement, a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Trust's common shares will be made to shareholders of record on August 11, 1998. Initially, the preferred stock purchase rights will not be exercisable and will trade with shares of CenterPoint's common stock. Under the rights plan, the rights generally become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the outstanding CenterPoint common shares or if a person commences a tender offer that would result in that person owning 15% or more of the outstanding CenterPoint common shares.

          The Shareholder Rights Plan is not being adopted in response to any takeover attempt, but is intended to provide the Board with sufficient time to consider any and all alternatives under such circumstances. Its provisions are designed to protect the Trust's shareholders in the event of an unsolicited attempt to acquire the Trust at a value that is not in the best interests of the Trust's shareholders.

          Details of the Preferred Share Purchase Rights Agreement will be provided to all shareholders.

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ABOUT CENTERPOINT PROPERTIES TRUST
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          Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws. There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates. Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather and other risks inherent in the real estate business.

          CenterPoint is a publicly traded real estate investment trust
(REIT) and the largest warehouse/industrial property company in the
1.2 billion square foot Chicago regional market. With a current portfolio of approximately 27 million square-feet, the company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse/industrial facilities. The first major REIT to focus on the industrial sector, CenterPoint has a current total market capitalization of approximately $1.1 billion.

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